Exhibit 11.1


                  Bell & Howell Operating Company and Subsidiaries
                   Computation of Earnings per Common Share
                    (Dollars in thousands, except per share data)
                                    (Unaudited)
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
                                                Thirteen Weeks          Thirty-Nine Weeks
                                                     Ended                    Ended
                                            ---------------------      ---------------------
                                            Sept. 30,   Sept. 28,      Sept. 30,   Sept. 28,
                                              1995         1996          1995        1996
                                            --------     --------      --------    --------
     Net earnings:

     Earnings before extraordinary items     $ 9,841      $10,654      $22,350      $28,443

     Extraordinary losses                         --           --       (3,219)      (1,088)
                                              ------       ------       ------       ------
     Net earnings                              9,841       10,654       19,131       27,355

     Dividends on preferred stock              6,070        5,712       17,743       18,603
                                              ------       ------       ------       ------
     Net earnings applicable to
      common stock                           $ 3,771      $ 4,942      $ 1,388      $ 8,752
                                              ======       ======       ======       ======

     Average common shares outstanding         2,955        2,955        2,954        2,955

     Net earnings per common share:

      Earnings before extraordinary
       items                                 $ 1,276      $ 1,672      $ 1,560      $ 3,330
      Extraordinary losses                        --           --       (1,090)        (368)
                                              ------       ------       ------       ------
      Net earnings per common share          $ 1,276      $ 1,672      $  (470)     $ 2,962
                                              ======       ======       ======       ======


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